UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2012

Marketing Worldwide Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50586	68-0566295
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2212 Grand Commerce Dr., Howell, Michigan 48855
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (517) 540-0045

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders

On May 22, 2012, Marketing Worldwide Corporation (the “Company”) entered a Securities Exchange Agreement with two investors. The Company exchanged the remaining outstanding shares of Series A Convertible Preferred Stock (1,691,901 shares) and Series B Convertible Preferred Stock (1,192,308 shares) for 11,923 shares of the Company’s Series E 6% Convertible Preferred Stock. A copy of the Certificate of Designation of the Company’s Series E 6% Convertible Preferred Stock is included as Exhibit 1. In 2007, the Company sold 3,500,000 shares of Series A Convertible Preferred Stock and issued 15,500,000 warrants to Vision Opportunity Master Fund, Ltd. for gross proceeds of $3,500,000. The Series A paid dividends of 9% per year. In 2008, the Company issued 1,192,308 shares of Series B Convertible Preferred Stock to Vision Opportunity Master Fund, Ltd. for the cancellation of 15,500,000 warrants. At September 30, 2011 and March 31, 2012, the Series A was listed as temporary equity on the Company’s balance sheet as $3,499,950 and $1,691,851, respectively. Between September 30, 2011 and March 31, 2012, a portion of the Series A was converted into common stock to eliminate $1,808,099 of temporary equity. The Securities Exchange Agreement eliminates the remaining $1,691,851 of temporary equity on the balance sheet attributed to the Series A.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Securities Exchange Agreement discussed above, the Company filed the Certificate of Designation of the Company’s Series E 6% Convertible Preferred Stock. A copy of the Certificate of Designation of the Company’s Series E 6% Convertible Preferred Stock is included as Exhibit 1. The Series E consists of 15,000 shares with a stated value of $100 per share and pays a 6% annual dividend. Each share of Series E can convert into shares of common stock at the Conversion Price. The Conversion Price is determined prior to submitting a Conversion Notice and is calculated using 50% of the lowest closing bid price during the 5 trading days prior to the Conversion Notice. The Company issued 11,923 shares of Series E to eliminate the remaining outstanding shares of Series A Convertible Preferred Stock (1,691,901 shares) and Series B Convertible Preferred Stock (1,192,308 shares).

Item 8.01.	Other Events

The Company obtained $160,000 from the sale of Promissory Notes due December 31, 2012. The form of the Promissory Note due December 31, 2012 is included as Exhibit 2. The Promissory Note can convert into common stock at a discount to the market price of the Company’s common stock. The Conversion Price is calculated using 50% of the lowest closing bid price during the 5 trading days prior to conversion.

The Company’s board of directors and management are taking actions based upon their informed business judgment to continue operations for the benefit of the creditors and shareholders of the Company. Since the Company is in the zone of insolvency, the Company must consider the interests of both shareholders and creditors. As the Company strives to repay its debt and secure capital to support higher revenue in future periods, there will be dilution to existing stockholders caused by the issuance of common stock for cash and in exchange for debt. While management seeks to minimize the dilution to existing stockholders, multiple factors beyond management’s control, such as general economic conditions, the availability of and terms available for debt and equity funding, and the trading price of the Company’s common stock, have a significant impact on this effort. The Company’s effort to restructure its operations and to report positive cash flow and profits is expected to take 6-18 months. Investors are cautioned that these efforts may not be successful.

Item 9.01.	Financial Statements and Exhibits

Exhibit #	Description
Exhibit 1	Certificate of Designation of the Series E 6% Convertible Preferred Stock
Exhibit 2	Form of Promissory Note due December 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2012

Marketing Worldwide Corporation

/s/ Charles Pinkerton
Charles Pinkerton
Chief Executive Officer

Exhibit 1	Certificate of Designation of the Series E 6% Convertible Preferred Stock